EXHIBIT 99.1

Gladstone Investment Corporation Reports Financial Results for its Third Quarter Ended December 31, 2019

MCLEAN, Va., Feb. 04, 2020 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (Nasdaq: GAIN) (the “Company”) today announced earnings for its third quarter ended December 31, 2019. Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov or the investor relations section of the Company’s website at www.gladstoneinvestment.com.

Summary Information: (dollars in thousands, except per share data (unaudited)):

	December 31, 2019	September 30, 2019	Change	% Change
For the quarter ended:
Total investment income	$15,996	$16,636	$(640)	(3.8)%
Total expenses, net(A)	9,838	10,053	(215)	(2.1)
Net investment income(A)	6,158	6,583	(425)	(6.5)
Net realized gain	34,005	21,144	12,861	60.8
Net unrealized depreciation	(26,845)	(16,723)	(10,122)	60.5
Net increase in net assets resulting from operations(A)	13,318	11,004	2,314	21.0
Net investment income per weighted-average common share(A)	0.19	0.20	(0.01)	(5.0)
Adjusted net investment income per weighted-average common share(B)	0.23	0.23	—	—
Net increase in net assets resulting from operations per weighted-average common share(A)	0.41	0.34	0.07	20.6
Cash distribution per common share from net investment income	0.20	0.16	0.04	25.0
Cash distribution per common share from realized gains(C)	0.09	0.07	0.02	28.6

Weighted-average yield on interest-bearing investments	12.6	15.0	(2.4)	(16.0)
Total dollars invested	$23,924	$20,150	$3,774	18.7
Total dollars repaid and collected from sales	78,532	46,985	31,547	67.1

As of:
Total investments, at fair value	$560,836	$608,336	$(47,500)	(7.8)%
Fair value, as a percent of cost	97.8%	102.5%	(4.7)%	(4.6)
Net assets	$410,498	$406,830	$3,668	0.9
Net asset value per common share	12.51	12.39	0.12	1.0
Number of portfolio companies	28	29	(1)	(3.4)

(A)	Inclusive of $1.4 million, or $0.04 per weighted-average common share, and $0.9 million, or $0.03 per weighted-average common share, of capital gains-based incentive fees accrued during the three months ended December 31, 2019 and September 30, 2019, respectively. These fees were accrued in accordance with United States generally accepted accounting principles (“U.S. GAAP”). As of December 31, 2019, only a portion of total capital gains-based inventive fees accrued under GAAP were contractually due under the terms of the investment advisory agreement. Refer to Note 4 – Related Party Transactions in Form 10-Q for further information. Also see discussion under Non-GAAP Financial Measure – Adjusted Net Investment Income below.
(B)	See Non-GAAP Financial Measure — Adjusted Net Investment Income below for a description of this non-GAAP measure and a reconciliation from Net investment income to Adjusted net investment income, including on a weighted-average per share basis. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.
(C)	Estimates of tax characterization made on a quarterly basis may not be representative of the actual tax characterization of distributions for the full year. Estimates made on a quarterly basis are updated as of each interim reporting date.

Highlights for the Quarter:  During the quarter ended December 31, 2019, the following significant events occurred:

  Portfolio Activity:
    Exited one investment, which resulted in dividend income of $2.7 million, success fee income of $0.2 million, repayment of our debt investments of $13.3 million at par, a realized gain of $47.9 million, and a continuing common stock investment;
    Exited one investment, which resulted in a realized loss of $14.5 million; and
    Invested $23.9 million in existing portfolio companies, of which $10.0 million was repaid in December 2019.

  Distributions and Dividends:
    Paid the following monthly cash distributions to common stockholders and dividends to preferred stockholders for each of October, November, and December 2019:
      $0.068 per common share;
      $0.13020833 per share to holders of our 6.25% Series D Cumulative Term Preferred Stock (“Series D Term Preferred Stock”);
      $0.13281250 per share to holders of our 6.375% Series E Cumulative Term Preferred Stock (“Series E Term Preferred Stock”); and
    Paid a $0.09 per common share supplemental distribution in December 2019.

Third Quarter Results: Net investment income for the quarters ended December 31, 2019 and September 30, 2019 was $6.2 million, or $0.19 per weighted-average common share, and $6.6 million, or $0.20 per weighted-average common share, respectively. This decrease was primarily a result of a decrease in total investment income, partially offset by a decrease in total expenses, net of credits, quarter over quarter.

Total investment income during the quarters ended December 31, 2019 and September 30, 2019 was $16.0 million and $16.6 million, respectively. The slight quarter over quarter decrease was due to a $2.0 million decrease in interest income, primarily driven by the collection of past-due amounts upon the exit of one portfolio company in the prior quarter, which was partially offset by a $1.4 million increase in other income, as the timing of dividend and success fee income can be variable.

Total expenses, net of credits, during the quarters ended December 31, 2019 and September 30, 2019, were $9.8 million and $10.1 million, respectively. The quarter over quarter decrease was primarily due to a $0.7 million decrease in other expenses, largely due to a decline in tax expense, a $0.2 million increase in credits to expenses, and a $0.2 million decrease in interest expense, which were partially offset by $1.3 million increase in incentive fees.

Net asset value per common share as of December 31, 2019 increased to $12.51, compared to $12.39 as of September 30, 2019. The quarter over quarter increase was primarily due to $34.0 million, or $1.04 per common share, of net realized gains on investments mostly resulting from the exits of two portfolio companies, and $6.2 million, or $0.19 per common share, of net investment income, partially offset by $27.0 million, or $0.82 per common share, of net unrealized depreciation of investments, including reversals upon exits, and $9.7 million, or $0.29 per common share, of distributions paid to common shareholders.

Subsequent Events:  After December 31, 2019, the following significant events occurred:

  Significant investment activity:
    In January 2020, we exited our investment in Meridian Rack & Pinion, Inc., with a fair value of $0 as of December 31, 2019, and recorded a realized loss of $13.0 million.
    In January 2020, we invested an additional $4.4 million into Edge Adhesives Holdings, Inc. in the form of preferred equity.

  At-the-market (“ATM”) program activity: Through February 3, 2020, we sold 227,004 shares of our common stock under the ATM program with Wedbush Securities, Inc. at a weighted-average gross price of $13.80 per share and raised approximately $3.1 million of gross proceeds. The weighted-average net price per share, after deducting commissions and offering costs borne by us, was $13.55 and resulted in total net proceeds of approximately $3.1 million. These sales were above our then current estimated NAV per share.

  Distributions and dividends: In January 2020, our Board of Directors declared the following monthly cash distributions to common stockholders and monthly dividends to holders of our series of term preferred stock:
Record Date	Payment Date	Distribution per Common Share	Dividend per Share of Series D Term Preferred Stock	Dividend per Share of Series E Term Preferred Stock
January 24, 2020	January 31, 2020	$0.07	$0.13020833	$0.13281250
February 19, 2020	February 28, 2020	0.07	0.13020833	0.13281250
March 20, 2020	March 31, 2020	0.07	0.13020833	0.13281250
	Total for the Quarter:	$0.21	$0.39062499	$0.39843750

Non-GAAP Financial Measure — Adjusted Net Investment Income: On a supplemental basis, the Company discloses Adjusted net investment income, including on a per share basis, which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with U.S. GAAP (“non-GAAP”). Adjusted net investment income represents net investment income, excluding capital gains-based incentive fees. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The Company’s investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized depreciation on investments for such year. However, under U.S. GAAP, a capital gains-based incentive fee is accrued if realized capital gains and unrealized appreciation of investments exceed realized capital losses and unrealized depreciation of investments. Refer to Note 4 – Related Party Transactions in our Quarterly Report on Form 10-Q for further discussion. The Company believes that Adjusted net investment income is a useful indicator of operations exclusive of any capital gains-based incentive fees, as net investment income does not include realized or unrealized investment activity associated with the capital gains-based incentive fee.

The following table provides a reconciliation of net investment income (the most comparable U.S. GAAP measure) to Adjusted net investment income for the periods presented (dollars in thousands, except per share amounts; unaudited):

	For the quarter ended
	December 31, 2019		September 30, 2019
	Amount	Per Share Amount	Amount	Per Share Amount
Net investment income	$6,158	$0.19	$6,583	$0.20
Capital gains-based incentive fee	1,358	0.04	858	0.03
Adjusted net investment income	$7,516	$0.23	$7,441	$0.23

Adjusted net investment income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted net investment income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with U.S. GAAP.

Conference Call:  The Company will hold its earnings release conference call on Wednesday, February 5, 2020, at 8:30 a.m. EST. Please call (855) 376-7516 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through February 12, 2020. To hear the replay, please dial (855) 859-2056 and use the playback conference number 2571289. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company’s website through April 5, 2020.

About Gladstone Investment Corporation:  Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

To obtain a paper copy of our Quarterly Report on Form 10-Q, filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the three months ended December 31, 2019, including the notes to the consolidated financial statements contained therein.

Source: Gladstone Investment Corporation

Investor Relations Inquiries: Please visit ir.gladstoneinvestment.com, or +1-703-287-5893.